Exhibit 9.0


                             FRONTIER STAFFING, INC.


                                ESCROW AGREEMENT

     This Escrow Agreement this "Agreement"), is made and entered into this XXXX by and between FRONTIER STAFFING, INC., a Nevada corporation (the "Issuer") and Community Banks of Colorado (the "Escrow Agent").

                              W I T N E S S E T H :

     WHEREAS, the Issuer intends to raise a minimum of $360,000 and a maximum of $600,000 through the sale of Common Shares of its securities (the "Shares") for cash pursuant to a Prospectus dated XXXX (the "Prospectus"); and

     WHEREAS, the Issuer is offering the Shares on a "best efforts minimum or none" basis, meaning that no Shares will be sold unless at least $360,000 in principal amount of the Shares have been sold within one hundred twenty (120) days after the effective date of the Issuer's Prospectus (which period may be extended for an additional ninety (90) days by the Issuer), and

     WHEREAS, the Shares are being offered and sold to investors (the "Subscribers") pursuant to a Registration Statement under cover of Form SB-2 of the Securities Act of 1933 and registration under applicable state securities laws.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

     1. Deposits.

          A. The Issuer agrees that it shall, as soon as shall be practicable following receipt thereof, but in no event later than by noon of the next business day following receipt thereof, deliver to the Escrow Agent all cash proceeds from the sale of the Shares in a minimum amount of $360,000 and a maximum amount of $600,000, together with a copy of the subscription agreement therefor from each Subscriber, which shall set forth, among other things, the Subscriber's name and address, Social Security or Tax Identification Number, the number of Shares purchased and the amount paid therefor. All Subscribers' checks will be made payable to the Escrow Agent. The Escrow Agent shall have no responsibility for subscription proceeds not received and collected by it.

          All funds and remittances delivered to the Escrow Agent pursuant this Agreement shall be deposited immediately by the Escrow Agent into a separate, non-interest bearing account designated substantially as follows:
     "FRONTIER STAFFING, INC.-Community Banks of Colorado Escrow Agent" (the "Escrow Account").

     2. Rejection of Subscriptions for Shares.

     Any subscription for Shares may be rejected in whole or in part by the Issuer. The Issuer will notify the Escrow Agent, in writing, that a subscription has been rejected. Upon the receipt of a notice of rejection or partial rejection, the Escrow Agent shall return to the Subscriber the amount of the subscription that has been rejected by the Issuer, without interest thereon.

     3. Disbursement; Termination.

          A. Within three (3) business day of receipt of subscriptions and funds aggregating $360,000, the Escrow Agent shall disburse the funds held by it pursuant to this Agreement to the Issuer, in accordance with written instructions from the Company to the Escrow Agent, at which time this Agreement will terminate. At such time as the Escrow Agent shall have made the payment provided for in this subsection 3.a., it shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

          B. This Agreement shall also terminate upon the earlier of (i) the date the Issuer notifies the Escrow Agent that the offering of Shares has been terminated, or (ii) the 121st day after the effective date of the Issuer's Prospectus unless extended for an additional ninety (90) days upon agreement of the Issuer, unless Escrow Agent holds at least $360,000 pursuant to this Agreement.

          C. If this Agreement is terminated pursuant to subsection 3.B., within five (5) business days after the termination, Escrow Agent shall return to each Subscriber the subscription proceeds attributable to him or her hereunder, without interest thereon. All returns and deliveries to a Subscriber hereunder shall be mailed by regular mail to the residential or business address of such Subscriber, as provided to the Escrow Agent pursuant to Section 1, above. With regard to any funds payable to Subscribers of Shares which the Escrow Agent cannot disburse or return to the Subscribers because the address given in the written account is defective or which the Escrow Agent cannot, for any other reason, disburse to the Subscriber, the Escrow Agent shall at its option and sole discretion either: (a) deposit the funds with the Clerk of the District Court of Arapahoe County, State of Colorado or with the Clerk of the United States District Court for the District of Colorado, and interplead the parties hereto, or (b) retain such funds until a valid determination regarding such Subscriber can be made. Upon the Escrow Agent's so depositing such funds and filing its complaint in interpleader under subparagraph (a), the parties herein, for themselves, their heirs, successors and assigns, do hereby appoint the Clerk of the Court as their agent for service of all process in connection with the proceeding mentioned in this paragraph.

          D. Any payment to a Subscriber may be made by a check of the Escrow Agent. Each amount paid or payable to each Subscriber pursuant to this subsection 3.C. shall be deemed to be the property of each Subscriber, free and clear of any or all claims of the Company or any of its creditors, and the respective agreements to purchase the Shares made and entered into in the Prospectus shall thereupon be deemed to be canceled and without any further liability of the Subscribers to pay for the Shares purchased.

          E. The Issuer shall make a true copy of this Escrow Agreement available to each Subscriber at no charge.

     4. Escrow Agent.

     The parties further covenant, warrant and agree that the Escrow Agent:

          A. Shall have no duty to collect any proceeds of the offering of the Shares.

          B. Undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

          C. May act in reliance upon any writing or instrument or signature which it believes in good faith to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice, or instructions in connection with the provisions hereof has been duly authorized to do so.

          D. Shall not be liable, in any manner, for the validity, sufficiency or correctness, as to form, manner and execution, of any instrument deposited in the Escrow Account or with respect to the identity, authority, or right of any person executing the same, and its duties hereunder shall be limited to the safekeeping of such moneys, instruments or other documents received by it as escrow holder and for the disposition of the same in accordance with the written instrument accepted by it in the Escrow Account.

          E. May consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

          F. May resign upon 30 days written notice to the parties to this Agreement. If a successor Escrow Agent is not appointed within this 30 day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor.

          G. May, in the event of doubt as to its duties or liabilities under the provisions of this escrow, in its sole discretion, continue to hold the monies which are the subject to this escrow until all interested persons mutually agree to the disbursement thereof, and may, in its sole discretion, file an action in interpleader to resolve such disagreement. The Escrow Agent shall be indemnified for all costs, including reasonable attorneys, fees, in trial and appellate courts, in connection with the aforesaid interpleader action and shall be fully protected in suspending all or a part of its activities under this Agreement until final judgment in the interpleader action is received.

          H. May accept directions hereunder from the Issuer or such other agents of the Issuer whose names and signatures are supplied to the Escrow Agent in a letter executed on behalf of the Issuer.

          I. Shall have no obligation to pay interest on any funds so deposited.

          J. Except as set forth in Exhibit "A" to this Agreement, Escrow Agent shall not earn a fee for its services hereunder; however, the Escrow Agent shall be reimbursed by the Issuer for normal and routine banking charges incurred in connection with the maintenance of the Escrow Account.

     5. Indemnification.

          A. The Issuer agrees to absolve, exonerate, hold harmless, indemnify and defend the Escrow Agent from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expense, fees, or charges of any character or nature, including attorneys, fees in trial and appellate courts, and the cost of defending any action, suit or proceeding or of resisting or the settlement of any claim, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent.

          B. The Escrow Agent shall be vested with a lien on all property deposited hereunder for indemnification for attorneys, fees, court costs, or any other expense, fees or charges of any character or nature which may be incurred by said Escrow Agent by reason of disputes arising between the makers of this escrow, as to the correct interpretation of this Agreement and instructions given to the Escrow Agent hereunder or otherwise, and shall have the right, regardless of the instructions aforesaid, to hold such property until and unless such additional expenses, fees, and charges shall be fully paid.[

          C. This indemnity shall not apply in any cause that arises from the willful misconduct or gross negligence of the Escrow Agent.

          D. The Company shall promptly deliver copies to the Escrow Agent of any pleading or request for discovery served on it which might in any way affect the offering of the Shares.

          E. This indemnity shall survive the termination of this Agreement.

     6. No Property Rights in Escrow Account

     During the term of this Agreement, none of the cash deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity, and, except as expressly provided herein with respect to payments by the Escrow Agent to the Company, the Escrow Agent shall make or permit no disbursement from the Escrow Account. The Escrow Agent shall not be required to make any disbursement until all funds deposited with it have cleared and been finally paid.

     7. Prospectus. The Company shall give the Escrow Agent immediate written notice of the date upon which the Prospectus is effective and has furnished Escrow Agent with a copy of the Prospectus.

     8. Notices.

     All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by facsimile transmission, by U.S. Mail, or by private express delivery, to the respective addresses set forth at the end hereof. The Escrow Agent shall be obligated to accept notice only from the following individual, who is authorized to act under this Agreement on behalf of the Issuer: Fredrick A. Huttner.

     In the Case of the Company:

         FRONTIER STAFFING, INC.
         3520 Pan American Freeway, Suite A-1
         Albuquerque, New Mexico 87170
         Telephone Number (505) 872-3133
         Fax Number (505)

         In the Case of the Escrow Agent:

         Community Banks of Colorado
         Attention: Nancy O. Shea
         5690 D.C. Boulevard, Suite 450
         Greenwood Village, Colorado 80111
         Telephone Number (720) 529-3300
         Fax Number (720) 529-3349

     9. Successors and Assigns.

     The rights created by this Agreement shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the Escrow Agent and the Issuer.

     10. Construction.

     This Agreement shall be construed and enforced according to the laws of the State of Colorado.

     11. Term.

          A. This Escrow Agreement shall terminate and the Escrow Agent shall be discharged of all responsibility hereunder at such time as this Agreement is terminated pursuant to paragraphs 3A or 11B of this Agreement.

          B. Notwithstanding anything herein to the contrary, upon receipt of written notice from the Issuer that the offering of Shares has been terminated, the Escrow Agent shall return to each Subscriber, the subscription proceeds received and collected from him or her hereunder, without interest thereon, and at such time this Agreement will terminate.

          C. In no event shall this Escrow Agreement be in effect for a period beyond that specified in paragraph 3 of this Agreement and, at that time, all sums shall be transferred pursuant to such paragraph 3A.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first above written.

                                       "Issuer"

                                       FRONTIER STAFFING, INC.


                                       By: /s/ Fredrick A. Huttner
                                           -------------------------------------
                                           Fredrick A. Huttner, President


                                       "Escrow Agent"

                                       Community Banks of Colorado


                                       By: /s/ Nancy O. Shea
                                           -------------------------------------
                                           Nancy O. Shea, President/Private Bank

                                   EXHIBIT "A"

                                   ESCROW FEES



              Acceptance Fee: $500, plus $3.00 per returned check.